Exhibit 10.73

3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169

October 27, 2015

GrowLife, Inc.
500 Union Street, Suite 810
Seattle, WA 98101

Attn: Marco Hegyi

Gentlemen:

TCA Fund Management Group (“TCA”) as a Florida corporation and/or acting as agent for TCA Global Credit Master Fund, LP (“TCA-Fund”) is pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as an advisor to your company, GrowLife, Inc. (the "Company"), collectively (the “Parties”), to assist in a variety of areas relating to the financial, strategic, and related developmental growth of the Company (the "Engagement").

1.           Scope of Work of TCA

For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, we agree to provide to the Company a range of advisory services which may, but which will not necessarily, include the following: (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), financial, operational, managerial, strategic and other needs and objectives, (ii) preparing and coordinating with the Company and others in the development of business plans, and financial models, (iii) identifying potential merger, acquisition, divestiture, consolidation or other combination ("M&A Transaction") opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (v) advising and assisting the Company in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (vi) coordinating with, and advising in connection with the activities of, Outside Professionals, including without limitation attorneys, accountants, market professionals, etc.  This may or may not be in conjunction with working with the Company to obtain financing with TCA’s affiliated fund, TCA Global Credit Master Fund, LP.

2.           Term of Engagement.

The Engagement shall be effective for a period of six (6) months commencing on the date first appearing above (the "Term of Engagement"). This Engagement may be renewed upon mutual agreement of the Parties. All compensation described under Section 3 below, shall be paid in accordance with the terms described therein or within 30 days of the end of the term of this Agreement.

3.           Compensation.

In consideration for the services rendered by TCA to the Company pursuant to the Engagement, and throughout the Term of Engagement, the Company shall compensate TCA as follows:

The Company shall issue to TCA $1,500,000. This will be in the form of 150,000 shares of Series B Preferred Stock (the Banking Services Charge and/or the Advisory Fee Services Charge, collectively the "Charge").  Upon sale of these securities, TCA will provide a reconciliation, to the Company.  If at that time the value of the stock is greater than the Charge, the balance of the shares shall be returned to the Company.  If the then current value of the shares is less than the Charge, then the Company will be responsible for immediately delivering additional shares to be sold by TCA in order for TCA to realize the full value of the fees hereunder.  The Company also retains the sole and exclusive right to pay the Charge in cash at the time the shares become unrestricted. At the end of the Term, the Company must pay the remaining Charge in cash.

Should TCA and the Company complete a financing with TCA’s affiliated Fund, The TCA Global Credit Master Fund, LP (“TCA-Fund”) during the Term of this Agreement within the scope of the services to be provided herein, the payment and structure of payment for these services shall be included in both the term sheet and final documents for said financing with the TCA-Fund, who’s terms for payment shall supersede this agreement.  At that time, the amounts due to TCA under this agreement directly shall be transferred to the TCA-Fund as per the definitive documents between the Company and the TCA-Fund.

4.           Expenses.

In addition to any Engagement Retainers and Additional Compensation payable hereunder, and without regard to whether any Compensable Events occur hereunder, the Company shall reimburse TCA for all fees pre-approved by an officer of the Company, relating to TCA’s travel and out-of-pocket expenses reasonably incurred in connection with the services performed by TCA pursuant to this Engagement Letter, including without limitation, hotel, food and associated expenses and long-distance telephone calls.  Said expenses shall not exceed $500 in any 30-day period of the term and shall be approved by an officer, director or other authorized designee of the Company.  If the Company shall execute a term sheet and/or definitive documents with TCA-Fund, any accrued expenses shall become part of the initial Due Diligence Fees associate with the terms and conditions under the documents with TCA-Fund.

5.           Procedure for Initiating Discussions.

In order to coordinate our efforts with respect to a possible Transaction satisfactory to the Company, during the period of our engagement hereunder neither the Company nor any representative there (other than TCA) will initiate discussions regarding a Transaction except in conjunction with TCA.  In the event the Company or its management receives an inquiry regarding a Transaction, it will promptly advise TCA of such inquiry in order that TCA may evaluate such prospective purchaser and its interest and assist the Company in any resulting negotiations.

6.           Non-Exclusivity of TCA Services.

It is understood and acknowledged by the Company that TCA presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that TCA shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients.  It is further acknowledged that, by virtue of the nature of the services to be performed by TCA hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of TCA to the performance of such services, and TCA, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).

7.           Role as Advisor. No guarantee of Financing

In connection with any advisor work to be performed hereunder, the Company acknowledges that TCA is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that TCA cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company.  While TCA has preexisting relationships and contacts with various parties, registered broker-dealers and its own affiliated Investment Fund, TCA's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, an introducer for NO compensation to investors, broker-dealers and/or other funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.  Further, nothing proposed herein shall be construed as a guarantee of a financing with TCA’s affiliated fund, the TCA-Fund.  All obligations by the Company under Section 3 above, shall be separate and stand on their own.

8.           Cooperation by Company.

In order to enable TCA to provide the services requested, the Company agrees to provide to TCA, among other things, all information reasonably requested or required by TCA including without limitation information concerning historical and projected financial results with respect to the Company and its subsidiaries and possible and known litigious, environmental and contingent liabilities.  The Company also agrees to make available to TCA such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as TCA may reasonably request.

9.           Reliance by TCA on Accuracy of Information; 12(b)5 Representation.

The Company recognizes and acknowledges that, in advising the Company and in fulfilling the Engagement hereunder, TCA will use and rely on data, material and other information furnished to TCA by the Company.  The Company agrees that TCA may do so without independently verifying the accuracy or completeness of such data, material or other information.  The Company represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.           Confidentiality.

If any of the data, material or other information is non-public or confidential when revealed or otherwise shared with representatives of TCA, and identified in writing as such at the time it is revealed or shared  ("Confidential Information"), TCA and its officers, directors, employees, agents and associates shall hold all Confidential Information in complete and strict confidence and will not, without prior written consent of the Company, in each instance, disclose any Confidential Information, in whole or part, to any other person or for any other purpose than is expressly approved by the Company in writing.  To the extent that disclosure of Confidential Information is approved by the Company in writing, excepting information required to be disclosed by legal process, law or regulation. TCA agrees that each party or individual to whom such disclosure is made shall be informed of the confidential nature of the information disclosed and be obligated to sign standard non-disclosure agreements.

11.           Indemnification.

Each party (an "Indemnifying Party") hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney’s fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings of the Indemnifying Party contained in or made pursuant to this Engagement Letter.

12.           Miscellaneous.

(a)
This Engagement Letter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

(b)
Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to TCA Fund Management Group, to:

3960 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89169
Attn: Ms. Donna Silverman, Managing Director
Email: dsilverman@tcaglobalfund.com

If to the Company, to:                                          GrowLife, Inc.
500 Union Street, Suite 810
Seattle, WA 98101
Attn: Marco Hegyi
Email: mhegyi@growlifeinc.com

                                (c) This Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

(d) The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder.  This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms.  The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

(e) This Engagement Letter may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(f) No provision of this Engagement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.

(g) This Engagement Letter shall be governed by and construed according to the laws of the State of Nevada, without giving effect to its choice of law principles.  The Parties agree that all actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in Broward County, Florida, and that such courts are convenient forums.  Each Party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings. Company agrees to waive a trial by jury for any dispute requiring adjudication before a court of law.

If the foregoing correctly sets forth the understanding between TCA and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.

 TCA Fund Management Group Corp.

 By: /s/ Robert Press

Accepted and Agreed:

GROWLIFE, INC.

By:        /s/ Marco Hegyi
Name:         Marco Hegyi
Title:           President